UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2006

WESTLAND DEVELOPMENT CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

New Mexico
(State or Other Jurisdiction of Incorporation)

0-7775	85-0165021
(Commission File Number)	(IRS Employer Identification No.)

401 Coors Blvd., NW Albuquerque, New Mexico	87121
(Address of Principal Executive Offices)	(Zip Code)

(505) 831-9600
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 21, 2006, Westland announced approval of merger agreement with an affiliate of SunCal Companies at a special meeting of shareholders held November 6, 2006. The merger was approved by 72.4% of the no par value common shares voting and 97.75% of class B common stock.

The closing of the merger is expected to occur prior to the end of 2006. Westland shareholders will receive $315 per share in cash shortly following completion of the merger. Prior to the merger’s completion, Westland will distribute to its shareholders as a dividend one Class A unit in Atrisco Oil & Gas LLC for each Westland share owned. Atrisco LLC will hold certain oil, gas and other mineral rights on the Westland property. In connection with the merger, Westland will also fund $100 million to the Atrisco Heritage Foundation, a charitable trust to promote and preserve the ancestral and cultural heritage of Westland's shareholders and the history of the Atrisco Land Grant. The contributions will be made in annual installments of $1.0 million, with the first two $1.0 million installments made upon the completion of the merger.

Forward Looking Statements

Statements about the expected timing, completion and effects of a merger and all other statements in this filing other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Westland may not be able to complete any merger because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy other closing conditions.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.2	Press Release dated November 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAND DEVELOPMENT CO., INC.

Dated: November 28, 2006	By:	/S/ Barbara Page
Barbara Page
	Title:	President and C.E.O.

EXHIBIT INDEX

Exhibit No.	Description

99.2	Press Release dated November 21, 2006.